Exhibit 10.46
CONFIDENTIAL RETIREMENT AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     1. Donna Hamlin (“Executive”) has been employed by Trident Microsystems, Inc. (the “Company”) since January 2008, and she is currently employed by the Company as its Vice President of Human Resources and Administration. Executive wishes to retire from her employment with the Company (and her employment, if any, with any of the Company’s direct or indirect subsidiaries), and it is the Company’s desire to ensure that there is a smooth and orderly transition of Executive’s duties, to provide Executive with certain separation benefits that she would not otherwise be entitled to receive upon her retirement, and to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to dteichmann@tridentmicro.com) prior to that date.
     2. Executive hereby elects to retire voluntarily from her employment with the Company (and, to the extent applicable, its direct and indirect subsidiaries) effective as of January 12, 2010 (the “Retirement Date”), and thus the parties agree that all such employment will terminate upon the Retirement Date.
     3. During the period between the date of this Agreement and the Retirement Date (the “Transition Period”), Executive will continue to perform her duties for the Company in a professional and timely manner to the full satisfaction of the Company. Executive shall also work with the Company to ensure an orderly and complete transition of her duties by the Retirement Date. During the Transition Period, the Company will continue to provide Executive with her current base salary and employee fringe benefits, and Executive’s unvested stock options shall continue to vest during the Transition Period. Upon the Retirement Date, Executive will be paid all of her accrued, unused paid time off that she earned during her employment with the Company. Executive will also receive the earned portion of her first half of FY2010 Incentive Bonus (i.e, for the period July 1, 2009 through December 31, 2009), which bonus will be paid to her at the same time that it is paid to other Company executives, provided the Company’s targets have been achieved for such period.
     4. Subject to Executive’s strict compliance with all the terms of this Agreement, and to her extension of the release of claims in Paragraphs 5 and 6 as described below, the Company will provide Executive with the following:
          (a) a lump sum retirement payment of $245,916.67, which shall be subject to applicable withholding and will be paid to Executive on January 12, 2010;
          (b) in the event that Executive timely elects to obtain continued group health insurance coverage under COBRA following the Retirement Date, the Company will pay the premiums for such coverage through the earlier of (i) January 31, 2011, or (ii) the first date on which Executive becomes eligible to obtain other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage under COBRA at her own expense; and
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          (c) with respect to any stock options granted to Executive by the Company that have become fully or partially vested by the Retirement Date, Executive shall be entitled to exercise her right to purchase such vested stock options at any time up to and including the one year anniversary of the Retirement Date; Executive shall not be entitled to any additional vesting of her Company stock options after the Retirement Date, and except as modified by this Paragraph 4(c), Executive’s Company stock options shall continue to be subject to and governed by the terms and conditions of the applicable Company stock option plans and stock option agreements between Executive and the Company.
     In the event of any material breach by Executive of any of the provisions of this Agreement, Executive shall not be entitled to receive any payments or benefits under this Paragraph 4, and her failure to receive any of these payments and/or benefits as a result of her material breach shall not affect or impair the validity of the remainder of this Agreement, including, but not limited to, Paragraphs 5 through 9. Executive acknowledges and agrees that she shall not be entitled to any payments or benefits from the Company other than those expressly set forth in Paragraphs 3 and 4.
     5. In consideration of the payments and benefits described in Paragraph 4, Executive and her successors release the Company, its parents, divisions, direct and indirect subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. As further consideration for the payments and benefits described in Paragraph 4, Executive shall extend this release of claims through and including the Retirement Date by re-executing this Agreement on the space provided at the end of the Agreement on or after the Retirement Date. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement, including any applicable statutory indemnity rights under the California Labor Code.
     6.Executive acknowledges that she has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in her or her favor at the time of executing the release, which if known by her or her must have materially affected her or her settlement with the debtor.
Executive waives any rights that she has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that she may lawfully waive
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such rights pertaining to this general release of claims, and affirms that she is releasing all known and unknown claims that she has or may have against the parties listed above.
     7. Executive acknowledges and agrees that she shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive. On or before the Retirement Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all electronic or paper documents (and any copies thereof) that Executive prepared or received in the course of her employment with the Company.
     8. Executive agrees that she shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than her immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Executive further agrees that she will not, at any time in the future, make any critical or disparaging statements about the Company, or any of its products or its employees, except to the extent that such statements are made truthfully in response to a subpoena or other compulsory legal process.
     9. Executive agrees that for a period of one year following the Retirement Date, she will not, on behalf of herself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate her/her employment with the Company.
     10. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
     11. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.
     12. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of any stock option or other equity agreements between the parties and any agreements described in Paragraph 7. This Agreement
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may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.
EXECUTIVE UNDERSTANDS THAT SHE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN PARAGRAPHS 5 AND 6) SHE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT SHE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT SHE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER SHE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT SHE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 4, WHICH COMPENSATION AND BENEFITS SHE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

Dated: January 6, 2010	/s/ Donna Hamlin

TRIDENT MICROSYSTEMS, INC.
Dated: January 7, 2010	By:	/s/ David L. Teichmann
Its: Senior Vice President, General Counsel
& Corporate Secretary

By re-signing this Agreement on or after the Retirement Date, I hereby extend the release of claims set forth in Paragraphs 5 and 6 above so as to include any and all such claims that exist or arise at any time up to and including the Retirement Date. I also acknowledge and agree that I have been paid all wages (including base salary, paid time off, and bonuses) that I earned during my employment with the Company.* I understand that I may revoke this extension of the release of claims at anytime within the seven days following my re-execution of the Agreement, which revocation must be made in the manner described in the last sentence of Paragraph 1.

Dated: January 14, 2010	/s/ Donna Hamlin

*	Subject to any FY2010 bonus which may become payable in the future in accordance with the last sentence of Paragraph 3 of this Agreement.

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